Exhibit 99.1

Qomolangma Acquisition Corp. Announces the Separate Trading of its Common Stock, Rights and Warrants

New York, NY, Nov. 22, 2022 (GLOBE NEWSWIRE) -- Qomolangma Acquisition Corp. (Nasdaq: QOMOU) (the “Company”) announced that, commencing Friday, November 25, 2022, holders of the units sold in the Company’s initial public offering of 5,273,000 units (the “Units”) may commence separate trading of the underlying component securities. Each Unit consists of one share of common stock of the Company, par value $0.0001 (the “Common Stock”), one redeemable warrant, which is exercisable for one share of Common Stock at a price of $11.50 per share, and one right to receive one-tenth (1/10th) of one share of Common Stock upon the consummation of the Company’s initial business combination. Those Units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “QOMOU.”

The shares of Common Stock, rights and warrants that are separated will trade on Nasdaq under the symbols “QOMO,” “QOMOR” and “QOMOW,” respectively. Holders of Units will need to have their securities brokers contact American Stock Transfer & Trust Company, LLC at 6201 15th Avenue, Brooklyn, NY 11219, the Company’s transfer agent, in order to separate the Units into shares of Common Stock, rights and warrants.

The Units were initially offered by the Company in an underwritten offering through Ladenburg Thalmann & Co. Inc., which acted as the sole book runner for the offering. A registration statement relating to the Units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 29, 2022. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Qomolangma Acquisition Corp.

Qomolangma Acquisition Corp. is a blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contacts:

Jonathan P. Myers
President and Chief Executive Officer
1178 Broadway, 3rd Floor
New York, NY 10001
(646) 791-7587
Email: jmyers@ventac-partners.com

Source: Qomolangma Acquisition Corp.